As filed with the Securities and Exchange Commission on October 19, 2023

Registration No. 333-260146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-1 Registration Statement No. 333-260146

UNDER

THE SECURITIES ACT OF 1933

Nabriva Therapeutics plc

(Exact name of registrant as specified in its charter)

Ireland	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Armanino LLP 15950 N. Dallas Parkway, Suite 600, Dallas, TX	75248
(Address of principal executive offices)	(Zip Code)

David Maggio

Chief Financial Officer

Nabriva Therapeutics plc

c/o Armanino LLP

231 Market Place, Suite 373

San Ramon, California 94583

(214) 505-0254

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective, as determined by the selling shareholder.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”), previously filed by Nabriva Therapeutics plc (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-1 (File No. 333-260146), originally filed with the SEC on October 8, 2021, relating to the resale, from time to time, of up to 17,632,474 ordinary shares, nominal value $0.01 per share, of the Company (the “Ordinary Shares”) by the selling shareholder, Lincoln Park Capital Fund, LLC.

The Company is filing this Post-Effective Amendment to withdraw and remove from registration any and all Ordinary Shares that remain unsold or otherwise unissued under the Registration Statement.

On January 9, 2023, after an assessment of the Company’s strategic options, the Company’s board of directors approved a plan to preserve the Company’s cash to adequately fund an orderly wind down of the Company’s operations (the “Cash Preservation Plan”).

In connection with the Cash Preservation Plan, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in in Dallas, Texas on October 19, 2023.

NABRIVA THERAPEUTICS PLC

By:	/s/ David Maggio
Name:	David Maggio
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.